EXHIBIT 10.40

THE KEYCORP

SECOND DEFERRED SAVINGS PLAN

Amended and Restated Effective as of January 1, 2023

EXHIBIT 10.40
KEYCORP

SECOND DEFERRED SAVINGS PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE; PLAN TYPE

1.1 Purpose. The purpose of this Second Deferred Savings Plan (hereinafter, the "Plan") is to permit a select group of management or highly compensated employees of KeyCorp (and its selected subsidiaries and/or affiliates) to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible individuals an opportunity to defer the receipt of income, will assist in retaining and attracting individuals of exceptional ability. It is the intention of KeyCorp and it is the understanding of those employees covered under the Plan that the Plan constitutes a nonqualified plan of deferred compensation for a select group of KeyCorp employees, and, as such, it is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It is also the understanding of employees covered under the Plan that the Plan is subject to the requirements of Section 409A of the Code and that the Plan will be administered in accordance with the requirements of Section 409A.

1.2 Effective Date. It is intended that all of the amounts deferred and benefits provided under this Plan will be subject to the terms of Section 409A of the Code. The Plan was originally adopted effective as of January 1, 2019 and is amended and restated as set forth herein effective as of January 1, 2023 with respect to compensation earned on or after such date. Amounts deferred and credited to Participant Accounts under the Plan prior to January 1, 2023 shall remain subject to the terms of the Plan as in effect immediately prior to such date.

1.3 Plan Type. For purposes of Section 409A, the portion of the amounts deferred by the Participants and benefits attributable thereto, shall be considered an elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A), or as otherwise provided by the Code; and the portion of the amounts deferred as matching or employer contributions and benefits attributable thereto shall be considered a nonelective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(B), or as otherwise provided by the Code.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account. "Account" means the bookkeeping account maintained on the books of the Corporation used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. An Account shall be deemed to exist from the time amounts are first credited to such Account until such time that the entire Account balance has been distributed in accordance with this Plan.

2.2 Beneficiary. "Beneficiary" means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant's death.

2.3 Board. "Board" means the Board of Directors of the Corporation.

2.4 Change of Control. A "Change of Control" means a "Change of Control" as defined under the KeyCorp 2019 Equity Compensation Plan, or any successor equity compensation plan of the Corporation, as either may be amended from time to time and as in effect on the relevant date.

2.5 Code. "Code" means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to "applicable guidance", "further guidance" or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

EXHIBIT 10.40
2.6 Committee. "Committee" means the Corporation's Compensation and Benefits Oversight Committee, or any successor committee thereto, or any committee or individual to whom the Committee (or its successor) has delegated authority.

2.7 Compensation. "Compensation" means (i) the base salary payable to, (ii) annual bonus earned by, and (iii) other bonus or incentive compensation (including commissions) earned by a Participant with respect to employment services performed for the Corporation by the Participant and considered to be "wages" for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Corporation's tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. The Plan Administrator shall determine which compensation is included within this definition of Compensation, and such determination by the Plan Administrator is final and binding unless arbitrary or capricious. Notwithstanding the foregoing, however, the following compensation shall specifically not be included:

a.any amount attributable to the Participant's receipt of stock appreciation rights, restricted stock awards, and stock units, the amount of any gain to the Participant upon the exercise of a stock option, and any other amount received (in cash, stock or other property) pursuant to awards granted under the KeyCorp 2019 Equity Compensation Plan or any other equity compensation plan of the Corporation (including awards granted under any such equity compensation plan in substitution for awards held by employees of an employer company who become employees of the Corporation or a subsidiary as a result of a merger or consolidation with the Corporation or a subsidiary, or the acquisition by the Corporation or a subsidiary of the assets of the employer company, or the acquisition by the Corporation or a subsidiary of stock of the employer company);
b.any amount attributable to the Participant's receipt of non-cash remuneration which is included in the Participant's income for federal income tax purposes;
c.any amount attributable to the Participant's receipt of moving expenses and any relocation bonus paid to the Participant during the Plan Year;
d.any amount attributable to any severance paid by an Employer or the Corporation to the Participant;
e.any amount attributable to fringe benefits (cash and non-cash), regardless of whether any or all such items are includible in such Participant's gross income for federal tax purposes;
f.any amount attributable to any bonus or payment made as an inducement for the Participant to accept employment with an Employer; and
g.any amounts attributable to deferred cash award payments to the Participant.

2.8 Corporation. "Corporation" means KeyCorp, an Ohio corporation, or any successor to the business thereof. Unless specifically indicated otherwise, "Corporation" also refers to the Participant's Employer, as appropriate.

2.9 Deferral Commitment. "Deferral Commitment" means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III, and as permitted by the Plan Administrator in its sole discretion. The Deferral Commitment shall apply to each payment of Compensation payable to a Participant, and the Plan Administrator is empowered to administratively group the various types of Compensation together for purposes of effecting the election to defer. By way of example: the Plan Administrator may apply the election to defer "salary" to salary, commissions, and any other regularly occurring form of compensation; or the Plan Administrator may apply the election to defer "bonus" to annual bonuses, short-term bonus, long term bonus arrangements and other forms of incentive based compensation, except that annual bonus and other incentive compensation may be distinguished to permit separate election to defer. Such designation shall be made in the form of a whole percentage. Any Deferral Commitment shall be made in a form and at a time deemed acceptable to the Plan Administrator.

2.10 Deferral Period. "Deferral Period" means each calendar year that a Participant is eligible to participate in the Plan, except that if a Participant first becomes eligible after the beginning of a calendar

EXHIBIT 10.40
year, the initial Deferral Period shall be the date the Participant first becomes eligible to participate in this Plan through and including December 31st of that calendar year.

2.11 Determination Date. "Determination Date" means each calendar day.

2.12 Discretionary Contribution. "Discretionary Contribution" means the Corporation contribution credited to a Participant's Account under Section 4.5, as determined by the Plan Administrator in its sole discretion.

2.13 Distribution Election. "Distribution Election" means the form prescribed by the Plan Administrator and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under this Plan, as elected by the Participant.

2.14 Employee. "Employee" shall mean a common law employee who is employed by an Employer, other than a nonresident alien with no U.S. sourced income.

2.15 Employer. "Employer" shall mean the Corporation and any of its subsidiaries, unless specifically excluded as an Employer for Plan purposes by written action of an officer of the Corporation. An Employer's participation shall be subject to all conditions and requirements made by the Corporation, and each Employer shall be deemed to have appointed the Plan Administrator as its exclusive agent under the Plan as long as it continues as an Employer.

2.16 401(k) Plan. "401(k) Plan" means the "KeyCorp 401(k) Savings Plan", or any other successor defined contribution plan maintained by the Corporation that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code.

2.17 401(k) Restoration Contribution. "401(k) Restoration Contribution" means the Corporation contribution credited to a Participant's Account under Section 4.4, as determined by the Plan Administrator in its sole discretion.

2.18 Interest. "Interest" means the amount credited to or charged against a Participant's Account on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.25 and in a manner consistent with Section 4.3. Such credits or charges to a Participant's Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.19 Participant. "Participant" means any individual who is eligible, pursuant to Section 3.1, to participate in this Plan, and who either has elected to defer Compensation under this Plan in accordance with Article III or who is determined by the Plan Administrator in its sole discretion as being eligible to receive a Discretionary Contribution. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.20 Plan. "Plan" means this KeyCorp Second Deferred Savings Plan as amended from time to time.

2.21 Plan Administrator. "Plan Administrator" means the Corporation, the Committee, and any delegees as may be appropriate.

2.22 Specified Employees. "Specified Employees" means a Participant who is determined by the Plan Administrator to be a "specified employee" under the provisions of Treas. Reg. §1.409A-1(i) and other applicable guidance, provided that the Corporation (or a member of the same group of controlled entities as the Corporation) is publicly traded on an established stock exchange.

2.23 Termination. "Termination", "terminates employment" or any other similar such phrase means the Participant's voluntary or involuntary "separation from service" with the Corporation, for any reason, within the meaning of Section 409A of the Code, and Treas. Reg. §1.409A-1(h) and other applicable guidance.

EXHIBIT 10.40
2.24 Unforeseeable Emergency. "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of an "Unforeseeable Emergency" and the ability of the Corporation to accelerate the Participant's distribution of the Participant's Account shall be determined in accordance with the requirements of Section 409A of the Code and applicable regulations issued thereunder.

2.25 Valuation Funds. "Valuation Funds" means those funds or accounts established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Accounts credited and which mirror the investment funds established under the 401(k) Plan, as may be modified from time to time, provided, however, that (a) the 401(k) Plan’s Corporation Stock Fund shall be excluded from the definition of Valuation Funds for purposes of this Plan, and (b) the Interest Bearing – 120% AFR Fund shall be added to the definition of Valuation Funds for purposes of this Plan. Participant Accounts invested for bookkeeping purposes in the Valuation Funds shall be credited on a bookkeeping basis with all earnings, gains, and losses experienced by the applicable Investment Fund in the 401(k) Plan. In addition, the Plan Administrator has the power in its sole discretion to add or delete specific Valuation Funds to this Plan.

2.26 Vested Service. "Vested Service" shall have the same definition as contained in the 401(k) Plan.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1 Eligibility and Participation.

a.Eligibility. Eligibility to participate in the Plan shall be limited to those select key Employees of an Employer who have been selected and designated by the Corporation from time to time. In lieu of designating individual eligible Employees for Plan participation, the Plan Administrator may establish eligibility criteria (consistent with the requirements of this Plan) providing for participation of all Employees who satisfy such criteria.
b.Participation. An individual's participation in the Plan shall be effective upon the individual first becoming eligible to participate, and the earlier of (1) a contribution under this Plan being made on behalf of the Participant by the Corporation or (2) the completion and submission of a Deferral Commitment, a Distribution Election, and an Allocation Form (as defined in Section 3.2(c)) to the Plan Administrator at a time and in a form determined by the Plan Administrator.
c.First-Year Participation. When an individual first becomes eligible to participate in this Plan, and has not previously been eligible to participate in another plan sponsored by the Corporation which is considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A) or (B), or as otherwise provided by the Code, then, to the extent permitted by the Plan Administrator in its sole discretion, a Deferral Commitment may be submitted to the Plan Administrator within thirty (30) days after the individual becomes eligible to participate. Such Deferral Commitment will be effective only with regard to Compensation earned and paid with respect to services performed following submission of the Deferral Commitment to the Plan Administrator.

3.2 Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment at such time and in such form as determined by the Plan Administrator, but in no event later than the date on which the election is required to become irrevocable as set forth in this Article III or otherwise required by Section 409A of the Code and applicable guidance. The Deferral Commitment shall specify the following:

a.Timing of Deferral Election. The Participant shall make an election to defer Compensation by filing a Deferral Commitment with the Plan Administrator, and such election shall become irrevocable no later than the last day of the calendar year prior to the Deferral Period, except as provided in Section 3.1(c).

EXHIBIT 10.40
b.Deferral Amounts. A Deferral Commitment shall be made with respect to each type of Compensation payable by the Corporation to a Participant during the Deferral Period, and shall designate the time and form of payment of each such type of Compensation deferred for the Deferral Period in accordance with Section 5.1. Notwithstanding anything to the contrary, for purposes of this Plan only, base salary attributable to the final pay period of any calendar year shall be deemed to be earned in the subsequent calendar year, provided the amounts are in fact paid (or payable) in the subsequent calendar year under the Corporation's normal compensation practices. The Participant shall set forth the amount to be deferred in the manner provided by the Plan Administrator.
c.Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the "Allocation Form") filed with the Plan Administrator, the Participant's initial allocation of the amounts deferred among the various available Valuation Funds.
d.Maximum Deferral. The maximum amount of base salary that may be deferred shall be seventy-five percent (75%); the maximum amount of bonus or incentive compensation (including commissions) that may be deferred shall be seventy-five percent (75%).

3.3 Period of Commitment. Any Deferral Commitment made by a Participant with respect to Compensation shall remain in effect only for the next succeeding Deferral Period. Notwithstanding the preceding sentence, the Plan Administrator may provide, in its discretion, that Deferral Commitments shall continue to be applied to future Deferral Periods, until terminated or modified prospectively by a Participant in accordance with the terms of this Article III. If a Participant becomes ineligible to participate in the Plan for any Deferral Period, and again becomes eligible to participate in the Plan for a later Deferral Period, the Participant shall be required to make a new Deferral Commitment as set forth in Section 3.2.

3.4 Irrevocability of Deferral Commitment. Except as provided in Section 3.3, a Participant's Deferral Commitment shall become irrevocable with respect to a Deferral Period as of the last day on which an election may be made under the terms of this Plan for such Deferral Period (or by such earlier date as designated by the Plan Administrator).

3.5 Change in Status. If the Plan Administrator determines that a Participant's employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant's employment with the Corporation, the Participant's existing Deferral Commitment shall terminate at the end of the Deferral Period, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Plan Administrator, unless the Participant later satisfies the requirements of Section 3.1.

3.6 Defaults in Event of Incomplete or Inaccurate Deferral Documentation. In the event that a Participant submits a Deferral Commitment, Allocation Form or Distribution Election to the Plan Administrator that contains information necessary to the efficient operation of this Plan which, in the sole discretion of the Plan Administrator, is missing, incomplete or inaccurate, the Plan Administrator shall be authorized to interpret such form as it determines in its sole discretion in order to fulfill the Participant's wishes and to operate the Plan in compliance with Section 409A of the Code. The Committee and/or the Plan Administrator will be entitled to develop certain guidelines to follow when making such interpretations and to apply such guidelines in a consistent manner.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1 Accounts. The Compensation deferred by a Participant under the Plan, any 401(k) Restoration Contributions or Discretionary Contributions and Interest shall be credited to the Participant's Account as provided in this Article IV. Plan Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2 Timing of Credits; Withholding. A Participant's deferred Compensation shall be credited to the Participant’s Account as soon as practical after the date the Compensation deferred would have otherwise been payable to the Participant. Any 401(k) Restoration Contributions and Discretionary

EXHIBIT 10.40
Contributions shall be credited to the Participant’s Account as provided by the Plan Administrator. Any withholding of taxes or other amounts with respect to deferred Compensation or other amounts credited under this Plan that is required by local, state or federal law shall be withheld from the Participant's corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant's Account in a manner specified by the Plan Administrator.

4.3 Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Plan Administrator, one or more Valuation Funds for the Participant’s Account for the sole purpose of determining the amount of Interest to be credited or debited to the Participant’s Account. Such election shall designate the portion of each deferral of Compensation that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Plan Administrator. Upon notice to the Plan Administrator, Participants shall also be permitted to reallocate the balance in each Valuation Fund among the other available Valuation Funds as determined by the Plan Administrator. The manner in which such elections shall be made and the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Plan Administrator from time to time. As of the Effective Date, such elections may be made on a daily basis electronically, and such elections shall become effective on the date made or the next available Determination Date.

4,4 401(k) Restoration Contributions. In its sole discretion, the Corporation may make a 401(k) Restoration Contribution to the Account of any Participant designated by the Plan Administrator. Unless otherwise provided, the 401(k) Restoration Contribution shall be equal to (a) multiplied by (b) where:

a.Equals the maximum matching contribution percentage applicable for the 401(k) Plan for the prior calendar year; and,
b.Equals the lesser of: (1) the amount of Compensation deferred in the prior calendar year under this Plan, and (2) the difference between the Section 401(a)(17) limit applicable for the prior calendar year and the Participant's eligible compensation for that prior calendar year as determined under the terms of the 401(k) Plan.

Notwithstanding any other provision of this Plan to the contrary, any 401(k) Restoration Contributions and related Interest credited to a Participant’s Account shall be paid in a single lump sum on or about July 1 of the calendar year immediately following the date of the Participant’s termination.

4.5 Discretionary Contributions. In its sole discretion, the Corporation may make Discretionary Contributions to a Participant's Account. Discretionary Contributions shall be credited at such times and in such amounts as approved by the Committee in its sole discretion. Notwithstanding otherwise, if the Committee determines that the granting of a Discretionary Contribution requires additional approvals (as example, by the Compensation & Organization Committee or the Board, or other person or entity determined by the Committee), then such Discretionary Contribution shall not be granted until such approval is obtained. Notwithstanding any other provision of this Plan to the contrary, any Discretionary Company Credits and related Interest credited to a Participant’s Account shall be paid in a single lump sum on or about July 1 of the calendar year immediately following the date of the Participant’s termination.

4.6 Determination of Accounts. Each Participant's Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a.New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

EXHIBIT 10.40
b.Company Contributions. Each Account shall be increased by any 401(k) Restoration Contributions and/or Discretionary Contributions credited since such prior Determination as set forth in Sections 4.4 and 4.5 or as otherwise directed by the Plan Administrator.
c.Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.
d.Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant.

4.7 Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant's Account and Interest thereon as follows:
a.Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan, including any Interest thereon.
b.401(k) Restoration Contributions. A Participant shall be one hundred percent (100%) vested at all times in the amount of 401(k) Restoration Contributions credited under this Plan, including any Interest thereon.
c.Discretionary Contributions. Unless otherwise determined by the Committee, a Participant's Discretionary Contributions and Interest thereon shall become vested upon the Participant's completion of three (3) years of Vested Service.

4.8 Statement of Accounts. To the extent that the Corporation does not arrange for Account balances to be generally accessible online by the Participant, the Plan Administrator shall provide to each Participant a statement showing the balances in the Participant's Account no less frequently than annually.

ARTICLE V - PLAN BENEFITS

5.1 Elections as to Time and Form of Payment. Each Deferral Commitment will specify the time and form of payment for each type of Compensation deferred by the Participant for the applicable Deferral Period, subject to the remaining provisions of this Article V.
a.Timing of Payment. A Participant may elect for payment of the amount deferred pursuant to the Participant’s Deferral Commitment for a Deferral Period to be made, or to commence, as follows:
i.On or about July 1 of the calendar year immediately following the date of the Participant’s termination; or
ii.On or about July 1 of a specified calendar year that is no earlier than the fourth calendar year following the filing of the applicable Deferral Commitment, provided that if the Participant terminates employment with the Corporation prior to the date so specified, such benefits shall be paid on or about July 1 of the calendar year immediately following the date of the Participant’s termination.
b.Form of Payment. A Participant may elect to receive payment of the amount deferred pursuant to the Participant’s Deferral Commitment for a Deferral Period in one of the following forms of payment:
i.In the case of a Deferral Commitment pursuant to Section 5.1(a)(i), the Participant may elect to receive:
(A) A single lump sum payment, or
(B) Substantially equal annual installments over a period of up to fifteen (15) years.
ii.    In the case of a Deferral Commitment pursuant to Section 5.1(a)(ii), the Participant may elect to receive:
(A) A single lump sum payment, or
(B) Substantially equal annual installments over a period of up to five (5) years.
c.Default Time and Form of Payment. In the event that a Participant’s Deferral Commitment fails to properly designate the time and form of payment of any of such Participant’s

EXHIBIT 10.40
Compensation deferred for the Deferral Period, the Participant shall be deemed to have elected to received payment of such deferred amount in a single lump sum payment on or about July 1 of the calendar year immediately following the date of the Participant’s termination.

5.2 Change of Time and/or Form of Payment for In-Service Distributions. In the case of an amount previously deferred in accordance with a Deferral Commitment pursuant to Section 5.1(a)(ii), the Participant may subsequently amend the form of payment or the intended date of payment to a date later than that date of payment in force pursuant to Section 5.1(a)(ii), immediately prior to the filing of such request, by filing such amendment with the Plan Administrator no later than twelve (12) months prior to the current date of payment. The Participant may file this amendment, provided that in accordance with the requirements of Section 409A of the Code, each amendment must provide for a payout as otherwise permitted under this paragraph at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made.

5.3 Installment Payments. If the form of payment selected pursuant to this Article V provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment. For purposes of this Article V, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treas. Reg. §1-409A-2(b)(2)(iii).

5.4 Distribution Upon Death. Upon the death of a Participant prior to the commencement of benefits under this Plan from the Participant’s Account, the Corporation shall pay to the Participant's designated Beneficiary an amount equal to the vested Account balance in the form of a lump sum payment as soon as practical. In the event of the death of the Participant after the commencement of benefits under this Plan, such benefits shall be paid to the Participant's designated Beneficiary from that Account at the same time and in the same manner as if the Participant had survived.

5.5 Unforeseeable Emergency Distributions. Upon a finding that a Participant has suffered an Unforeseeable Emergency, the Plan Administrator may, in its sole discretion, terminate the existing Deferral Commitment, and/or make distributions from the Participant's Account. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant's needs resulting from the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant's assets (to the extent that liquidation of such assets would not itself cause severe financial hardship). The amount of such distribution will not exceed the Participant's vested Account balance. If payment is made due to Unforeseeable Emergency, the Participant's deferrals under this Plan shall cease and the Participant will be ineligible to participate in the Plan for the period of the Unforeseeable Emergency and for twelve (12) months after the date of the distribution. If the Participant is again eligible to participate, any resumption of the Participant's deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

5.6 Payment to Specified Employees. Notwithstanding anything else to the contrary, payments of benefits as a result of the termination of employment (other than by reason of death) of a Participant who is determined to meet the definition of Specified Employee at the time of termination shall be payable as otherwise provided, except that, as required to comply with Section 409A of the Code, the initial payment shall be made as soon as practical following the first date that is no earlier than the six (6) months following the termination of employment with the Corporation.

5.7 Small Account. If the Participant's vested Account balance as of the date of the Participant’s termination is less than $50,000, the remaining unpaid, vested Account (excluding any installment payments that have already commenced pursuant to a Deferral Commitment under Section 5.1(a)(ii)) shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary. Application of this provision shall be made only to the extent permitted by Section 409A of the Code.

EXHIBIT 10.40
5.8 Withholding. The Employer may withhold or cause to be withheld from any amounts payable under the Plan, or, to the extent permitted pursuant to Section 409A of the Code, from any amounts deferred under the Plan, all federal, state, local and other taxes as shall be legally required to be withheld. Further, the Employer shall have the right to (a) require a Participant to pay or provide for payment of the amount of any taxes that the Employer may be required to withhold with respect to amounts credited to a Participant's Account under the Plan, or (b) deduct from any amount of compensation otherwise payable in cash to the Participant the amount of any taxes that the Employer may be required to withhold with respect to amounts credited to a Participant's Account under the Plan.

5.9 Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Plan Administrator may direct payment to the guardian, legal representative or person having the care and custody of such minor, person declared incompetent or person incapable of handling the disposition of the property. The Plan Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Corporation from all liability with respect to such benefit.

5.10 Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Corporation to the Participant (and any Beneficiary) with respect to the operation of this Plan, and the Participant's (and any Beneficiary's) rights under this Plan shall terminate.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant's death prior to complete distribution of the Participant's vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Plan Administrator and shall be effective only when filed with the Plan Administrator during the Participant's lifetime.

6.2 Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Plan Administrator.

6.3 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Beneficiary shall be the person in the first of the following classes in which there is a survivor:
a.The Participant's surviving spouse;
b.The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or,
c.The Participant's estate.

6.4 Effect of Payment. Payment to the Beneficiary shall completely discharge the Corporation's obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1 Plan Administrator; Duties. The Plan Administrator shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making payments hereunder. The Plan Administrator shall have the sole and absolute discretionary authority and power to carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claim review, (c) to resolve all other questions arising under the Plan, including any questions of construction and/or interpretation, and (d) to

EXHIBIT 10.40
take such further action as the Plan Administrator shall deem necessary or advisable in the administration of the Plan. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be final and binding on all parties. The Plan Administrator may employ such attorneys, investment counsel, agents, and accountants, as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The Plan Year, for purposes of Plan administration, shall be the calendar year.

7.2 Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Plan Administrator shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Corporation, the Board (or any committee or subcommittee thereof), any director, officer, employee and advisor, nor the Committee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3 Agents. The Committee and/or the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Corporation.

7.4 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5 Absence of Liability. No member of the Board (including any director acting as a member of any committee or subcommittee of the Board), the Plan Administrator, the Committee or their respective delegates, or any officer of the Corporation or a subsidiary or officer of a subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, except in circumstances involving bad faith or willful misconduct, for anything done or omitted to be done.

ARTICLE VIII - CLAIMS PROCEDURE

8.1 Claim for Plan Benefits. Any person or entity claiming a benefit under the Plan (hereinafter referred to as “Claimant”) must submit a written claim for Plan benefits by filing an application with the Plan Administrator. A Claimant’s written claim must include the following information:
•The Plan name,
•The Claimant’s name, address, and contact information,
•The Claimant’s Social Security Number,
•The Claimant’s employer (i.e., KeyCorp[1]),
•The Claimant’s employment dates (i.e., hire date and termination date),
•The date the Claimant would like the Plan benefit to begin to be paid, and
•If the Claimant is not the Participant, the written claim should include documentation evidencing the Claimant’s representation of the Participant.

Any written claim for benefits must be sent to:

EXHIBIT 10.40
Benefits Administration
4910 Tiedeman Road
OH-01-49-0256
Brooklyn, OH 44114

8.2 Denied Claims. If the Plan Administrator decides for whatever reason to deny, whether in whole or in part, a Claimant’s claim for benefits under the Plan, the Plan Administrator shall provide the Claimant with written notice of its decision within 90 days of the date on which the claim was received. If the Plan Administrator determines that an extension of time is necessary due to special circumstances, the Plan Administrator may take another 90 days (not taking into account any time provided to the Claimant to furnish any specified information) to respond to the claim. When special circumstances require an extension for processing, the Plan Administrator will provide the Claimant with written notice of the extension before it begins. The notice will explain the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a decision.

Notice of a claim denial shall be written in a manner calculated to be understood by the Claimant and shall contain:

a) A statement of the specific reasons for the denial of the claim,
b) Reference to the specific Plan provision on which the determination is based,
c) A description of any additional information needed for the Claimant to improve or refine the Claimant’s claim and an explanation of why that information is needed, and
d) A description of the Plan’s review procedures, time limits applicable to such procedures and statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

8.3 Appeals. The Claimant or the Claimant’s authorized representative may ask the Plan Administrator for a review of a denied claim within 60 days after the Claimant receives the initial denial notice. If the Claimant does not request an appeal within the 60-day period, the claim denial will be final and the Claimant will have no right to bring any legal action on such claim. Any appeal must be in writing and include:
•The Plan name,
•The Claimant’s name, address, and contact information,
•The Claimant’s Social Security Number,
•The Claimant’s employer,
•The Claimant’s employment dates (i.e., hire date and termination date),
•The date on which the Claimant’s request was filed with the Plan Administrator,
•The specific portions of the denial that the Claimant requests the Plan Administrator to review,
•A statement setting forth the basis upon which the Claimant believes the Plan Administrator should reverse the previous denial of the Claimant’s claim for benefits and accept the Claimant’s claim as made, and
•Any written material which the Claimant would like the Plan Administrator to review.

The Claimant may provide documents, records and other information relating to the claim. The Plan Administrator’s review will consider all material and information which the Claimant submits, regardless of whether it was submitted with the initial claim. The Claimant may also request, in writing, the opportunity to review and make copies of the legal Plan document and other Plan materials that are relevant to the Claimant’s claim.
Any written request for review must be sent to:

Benefits Administration
4910 Tiedeman Road
OH-01-49-0256
Brooklyn, OH 44114

8.4 Denial Upon Appeal. The Plan Administrator will conduct a full and fair review of the Claimant’s request for review at its next monthly meeting, unless the Claimant’s request is received by the Plan

EXHIBIT 10.40
Administrator less than 30 days prior to the next meeting, in which case the Claimant’s request will be reviewed at the second monthly meeting following the Plan Administrator’s receipt of the Claimant’s request. When special circumstances require an extension for processing, the Plan Administrator will provide the Claimant with written notice of the extension before it begins. The notice will explain the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a decision.

Following its review, the Plan Administrator will render its written decision on review to the Claimant in a manner calculated to be understood by the Claimant, and such notice will specify the reasons and Plan provisions upon which the Plan Administrator’s decision was based.

Notice of a claim denial upon appeal shall be written in a manner calculated to be understood by the Claimant and shall contain:

a) A statement of the specific reasons for the denial of the claim,
b) Reference to the specific Plan provision on which the determination is based,
c) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and
d) A statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

Notwithstanding the foregoing, during the period of time beginning on March 1, 2020 and ending 60 days after the end of the national emergency related to COVID-19 (the “Outbreak Period”), deadlines relating to a claim or appeal under the Plan are extended as if the time period for taking the action began on the day after the end of the Outbreak Period. However, in no event will an applicable deadline occurring during the Outbreak Period be extended for longer than one year from the original deadline.

If the Plan Administrator’s decision is favorable to the Claimant, it shall be binding and conclusive. If the Plan Administrator’s decision is adverse to the Claimant, it shall be binding and conclusive unless the Claimant notifies the Plan Administrator within 90 days after the mailing or delivery to the Claimant by the Plan Administrator of its decision that the Claimant intends to institute legal proceedings challenging the decision of the Plan Administrator, and actually institutes such legal proceeding within 180 days after such mailing or delivery. Any such legal proceeding must be brought in the federal courts for the Northern District of Ohio. Any such legal proceeding brought after the date described will be precluded.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment. The Corporation may at any time amend the Plan by a written action of an officer of KeyCorp; provided, however, that a material change to the Plan must be approved by the Committee. Notice of an amendment shall be given to all Participants and to any Beneficiary(ies) receiving installment payments. No amendment shall reduce the amount vested or accrued in any Account as of the date the amendment is adopted, nor shall any amendment result in an acceleration of distributions under the Plan in violation of Section 409A of the Code. In addition, any amendment which adds a distribution event to the Plan shall not be effective with respect to Accounts already established as of the time of such amendment, except to the extent permitted by Section 409A of the Code.

9.2 Corporation's Right to Terminate. The Corporation may, in its sole discretion, terminate the entire Plan, or terminate a portion of the Plan that is identified as an elective account balance plan as defined in Treas. Reg. §1.409A-1(c)(2)(i)(A), or as a nonelective account balance plan as defined in Treas. Reg. §1.409A-1(c)(2)(i)(B), and require distribution of all benefits due under the Plan or portion thereof, as may be provided under Section 409A, or Treas. Reg. § 1.409A-3(j)(4)(ix) or as may otherwise be permitted under the Code or appropriate regulations. In no event shall any termination of the Plan or a portion of the Plan result in an acceleration of distributions under the Plan in violation of Section 409A of the Code.

9.3 Change of Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, no amendment or modification of the Plan may be made at any time on or after such Change of Control (1) to reduce or modify a Participant's Account balance immediately prior to the

EXHIBIT 10.40
Change of Control, (2) to reduce or modify the choice of Valuation Funds or method of crediting such earnings to a Participant's Account balance immediately prior to the Change of Control, or (3) to reduce or modify the Participant's deferrals and/or 401(k) Restoration Contributions and Discretionary Contributions to be credited to a Participant's Account for the applicable Deferral Period.

ARTICLE X - MISCELLANEOUS

10.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly-compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2 Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Corporation or any other party for payment of benefits under this Plan. Any property held by the Corporation for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Corporation's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3 Expenses. The expenses of administration of the Plan shall be paid by the Corporation.

10.4 Precedent. Except as otherwise specifically agreed to by the Corporation in writing, no action taken in accordance with the Plan by the Corporation shall be construed or relied upon as a precedent for similar action under similar circumstances.

10.5 Trust Fund. The Corporation shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Corporation may establish 1 or more trusts, with such trustees as the Corporation may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of the Corporation's general creditors in the event of bankruptcy or insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Corporation shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Corporation.

10.6 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.7 Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Corporation and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Corporation or to interfere with the right of the Corporation to discipline or discharge a Participant at any time.

10.8 Protective Provisions. A Participant will cooperate with the Corporation by furnishing any and all information requested by the Corporation, in order to facilitate the payment of benefits hereunder, and taking such other action as may be requested by the Corporation.

10.9 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Ohio, except as preempted by federal law.

10.10 Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

EXHIBIT 10.40

10.11 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee and/or the Plan Administrator shall be directed to the Corporation's address. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in the Corporation's records.

10.12 Successors. The provisions of this Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

Executed at Cleveland, Ohio to be effective on the first day of January, 2023.

KeyCorp

By: _/s/ Andrea R. McCarthy____
Assistant Secretary

[1] “KeyCorp” refers to KeyCorp and any of its subsidiaries or affiliates.